Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-286769

PROSPECTUS

Rollins, Inc.
Exchange Offer for
$500,000,000 5.250% Senior Notes due 2035

Terms of the Exchange Offer
•We are offering to exchange up to $500,000,000 of our outstanding 5.250% Senior Notes due 2035 (the “initial notes”) that were issued in a transaction not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”), for a like amount of our 5.250% Senior Notes due 2035 (the “exchange notes” and, together with the initial notes, the “notes”) that have been registered under the Securities Act;
•The exchange offer will expire at 5:00 p.m., New York City time, on June 4, 2025, unless extended. We refer to such date, or the latest date to which the exchange offer has been extended, as the “expiration date.”
•If all the conditions to the exchange offer are satisfied, we will exchange our initial notes that are validly tendered and not withdrawn prior to the expiration date in the exchange offer for the exchange notes.
•You may withdraw your tender of initial notes at any time before the expiration date of the exchange offer.
•The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.
•We will not receive any cash proceeds from the exchange offer.
•There is no active trading market for the initial notes, and the exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading. We have not applied, and do not intend to apply, for listing or quotation of the notes on any securities exchange or automated quotation system and therefore, no active public market for the exchange notes is currently anticipated.
Terms of the Exchange Notes
•The exchange notes will mature on February 24, 2035. Interest on the exchange notes will accrue at the rate of 5.250% per annum.
•We will pay interest on the exchange notes semi-annually in arrears on February 24 and on August 24 of each year, commencing on August 24, 2025, to holders of record on August 9 or February 9, as the case may be, immediately preceding the relevant interest payment date.
•The exchange notes will be our senior unsecured indebtedness and rank equally in right of payment with all of our other senior indebtedness from time to time outstanding, including borrowings under our Credit Facility (as defined below), and effectively junior to any of our secured indebtedness to the extent of the value of the property or assets securing such indebtedness.
•The exchange notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables.
You should carefully consider the risk factors beginning on page 10 of this prospectus and the section titled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024, before participating in the exchange offer.
We are conducting the exchange offer in order to provide you with an opportunity to exchange your initial notes for freely tradable exchange notes that have been registered under the Securities Act . All untendered outstanding initial notes will continue to be subject to the restrictions on transfer set forth in the outstanding initial notes and in the indenture governing the notes. In general, the initial notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently intend to register the initial notes under the Securities Act.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes and by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission or other regulatory agency has approved or disapproved of the initial notes, the exchange notes or the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2025

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.
Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the exchange notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.
Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and the “Company” refer to Rollins, Inc. together with its consolidated subsidiaries.
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INCORPORATION OF DOCUMENTS BY REFERENCE
This prospectus is part of a registration statement filed on Form S-4 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The documents we incorporate by reference include:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on February 13, 2025);
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (filed on April 24, 2025);
•the information contained in our 2024 Definitive Proxy Statement on Schedule 14A (filed on March 13, 2025) and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024 (filed on February 13, 2025); and
•our Current Reports on Form 8-K filed with the SEC on February 19, 2025, February 19, 2025, February 24, 2025, February 28, 2025, March 21, 2025, and April 24, 2025.
We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless otherwise specified in such current report) filed after the date of the registration statement and prior to the date on which the exchange offer is consummated.
You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into this prospectus, at no cost, by writing or telephoning us at the following address:
Investor Relations Department
Rollins, Inc.
2170 Piedmont Road, N.E.
Atlanta, Georgia
30324
(404) 888-2000
In order to obtain timely delivery of any such materials, you must request information no later than five business days prior to the expiration date of the exchange offer. You should read this entire prospectus (including the information incorporated by reference) and related documents and any amendments or supplements carefully before deciding whether to participate in the exchange offer.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties concerning the business and financial results of the Company. We have based these forward-looking statements on our current opinions, expectations, intentions, beliefs, plans, objectives, assumptions and projections about future events and financial trends affecting the operating results and financial condition of our business. Although we believe that these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Generally, statements that do not relate to historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements regarding:
•expectations with respect to our financial and business performance and strategy;
•expansion efforts and growth opportunities, including, but not limited to, organic growth and recent and future acquisitions in the United States and in foreign markets where we have a presence and integration efforts with respect to recent acquisitions;
•our belief that we compete effectively and favorably with our competitors;
•our alignment around the key strategic areas that will enable us to grow faster than our market, position our business for the future, and deliver value for all stakeholders and our ability to execute on our strategic plan;
•the impact of inflation, changing interest rates, tariffs, trade wars, trade disputes, foreign exchange rate risk, business interruptions due to natural disasters and changes in the weather patterns, seasonality, employee shortages, and supply chain issues;
•our belief that we maintain a sufficient level of products, materials, and other supplies and have qualified comparable products and materials and our ability to foresee potential supply disruptions;
•expectations with respect to new and innovative products and services;
•our approach to human capital management, including training, development, retention, inclusion, and engaging with our local communities;
•continuously improving our safety culture and monitoring safety goals, including, but not limited to, our proactive approach with respect to safety and risk management;
•our policies and procedures that are designed to identify, assess, and manage material risks arising from cybersecurity incidents;
•new information technology systems and technology will lead to new or improving business capabilities and streamline business processes, financial reporting, and acquisition integration;
•expectations with respect to interest costs and effective tax rates;
•our robust pipeline for acquisitions;
•our focus on continuous improvement initiatives to enhance profitability across our business;
•the underlying health of core pest control markets;
•our focus on pricing, ongoing modernization efforts, and a culture of continuous improvement should support healthy incremental margins;

•sufficiency of current cash and cash equivalents balances, future cash flows, and available borrowings under our Credit Facility to finance our current and future operations;
•our belief that the Company has adequate liquid assets, funding sources and insurance accruals to accommodate potential future insurance claims;
•our approach to capital allocation inclusive of our intent to pay cash dividends to common shareholders and to invest in acquisitions;
•our belief that no pending or threatened claim, proceeding, litigation, regulatory action or investigation, either alone or in the aggregate, including, but not limited to, the investigation by certain California governmental authorities regarding compliance with environmental regulations and claims filed under California’s Private Attorneys General Act, will have a material adverse effect on our financial position, results of operations or liquidity;
•the suitability and adequacy of our facilities to meet our current and reasonably anticipated future needs; and
•estimates, assumptions, and projections related to our application of critical accounting policies.
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements including, but not limited to, those set forth in the sections titled “Risk Factors” below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference into this prospectus.
Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required by law.

SUMMARY
The term “initial notes” refers to the 5.250% Senior Notes due 2035 that were issued on February 24, 2025 in a private offering, and the term “exchange notes” refers to the 5.250% Senior Notes due 2035 offered by this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively.
The following summary contains basic information about us and this exchange offer that is contained elsewhere in this prospectus or the documents that are incorporated by reference herein. Because it is a summary, it does not contain all the information that may be important to you in making a decision on whether or not to exchange your initial notes for exchange notes. Before making an investment decision, you should read this entire prospectus and the documents incorporated by reference herein and the related letter of transmittal (the “letter of transmittal”) carefully. Some of the statements in this following summary constitute forward-looking statements. See “Forward-Looking Statements.”
About Rollins
Rollins is an international services company headquartered in Atlanta, Georgia. Through our family of leading brands, we provide essential pest and wildlife control services and protection against termite damage, rodents and insects to more than two million residential and commercial customers from more than 800 Company-owned and franchised locations in approximately 70 countries. Over the course of our lengthy operating history, we have garnered a reputation for providing great customer service. The contracted and recurring nature of our services provide us with visibility into a significant portion of our future revenue.
In 1964, brothers O. Wayne and John Rollins acquired Orkin Exterminating Company and in 1965 we changed our name from Rollins Broadcasting, Inc to Rollins, Inc. In 1968, Rollins began trading on the New York Stock Exchange under the symbol “ROL.” Since then, we have grown into a premier consumer and commercial services business with numerous industry leading brands including the world renowned Orkin, as well as HomeTeam Pest Defense, Clark Pest Control, Western Pest Services, Critter Control Wildlife, Northwest Exterminating and Fox Pest Control, among others.
For more information about Rollins, see our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.
Corporate Information
Our principal executive office is located at 2170 Piedmont Rd., N.E., Atlanta, Georgia 30324. Our telephone number is (404) 888-2000. Additional information about Rollins and its subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”
Rollins also maintains a website at www.rollins.com. None of the information contained on our website or on websites linked to our website is part of this prospectus.

The Exchange Offer
The following summary describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. This summary does not contain all the information that may be important to you. For a more complete understanding of the notes, see “Description of the Notes” in this prospectus. In this section, “Rollins,” “we,” “us” and “our” are references to Rollins, Inc. only and not to any of its subsidiaries.

Background
On February 24, 2025, we (i) completed our sale of $500,000,000 aggregate principal amount of 5.250% Senior Notes due 2035 in a private offering and (ii) in connection with the completion of the sale, entered into a registration rights agreement with respect to the initial notes (the “Registration Rights Agreement”). We are offering to issue the exchange notes in exchange for the initial notes to satisfy our obligations under the Registration Rights Agreement to holders of the initial notes.
After the exchange offer is complete, holders of initial notes will no longer be entitled to any exchange or registration rights with respect to the initial notes, except in the limited circumstances described in the Registration Rights Agreement.

Exchange Offer	We are offering to exchange up to $500,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn prior to the expiration date. Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on June 4, 2025, unless we decide to extend it.

Exchange Notes
The exchange notes will be substantially identical to the initial notes except that:
•the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being broker-dealers;
•the exchange notes are not entitled to the registration rights applicable to the initial notes under the Registration Rights Agreement; and
•our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Accrued Interest
The initial notes began to accrue interest from February 24, 2025. If your initial notes are accepted for exchange, you will receive interest on the corresponding exchange notes and not on such initial notes. Any initial notes not accepted for exchange will remain outstanding and continue to accrue interest in accordance with their terms.
Interest on each exchange note will accrue (i) from the later of (A) the last interest payment date on which interest was paid on the initial note surrendered in exchange therefor or (B) if the initial note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (ii) if no interest has been paid on such initial note, from the original issue date of the initial notes.

Conditions to the Exchange Offer
We will complete this exchange offer only if:
•the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;
•no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency which, in the Company’s judgment, might materially impair the ability of the Company to proceed with the exchange offer and, in the Company’s judgment, no material adverse development shall have occurred in any existing action or proceeding with respect to the Company;
•all governmental approvals shall have been obtained, which approvals the Company deems necessary for the consummation of the exchange offer; and
•the accuracy of customary representations of the holders of the initial notes and other representations (including, but not limited to, those set forth in Section 2(a) of the Registration Rights Agreement) as may reasonably be necessary under applicable SEC rules, regulations or interpretations, the satisfaction by the holders of the initial notes of customary conditions relating to the delivery of the exchange notes and the execution and delivery of customary documentation relating to the exchange offer.
Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes
To participate in the exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Regions Bank, as exchange agent, at its address indicated under “Terms of the Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the DTC ATOP procedures described in this prospectus. For more information on tendering your initial notes, please refer to the section in this prospectus entitled “Terms of the Exchange Offer—Procedures for Tendering Initial Notes.”

Withdrawal Rights
You may withdraw the tender of your initial notes pursuant to the exchange offer at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offer—Exchange Agent” or in the case of book-entry accounts by eligible institutions, a properly transmitted “Request Message” through DTC’s ATOP system before the expiration date of the exchange offer. See “Terms of the Exchange Offer— Withdrawal of Tenders.”

Federal Income Tax Considerations Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain Material U.S. Federal Income Tax Considerations.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Exchange Agent	Regions Bank, the trustee under the indenture governing the notes, is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy certain of our obligations under our Registration Rights Agreement. See “Use of Proceeds.”

Consequences to Holders Who Do Not Participate in the Exchange Offer
If you do not participate in this exchange offer:
•except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;
•you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and
•the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.
You will not be able to require us to register your initial notes under the Securities Act unless:
•because of any change in law or in currently prevailing interpretations of the staff of the SEC, the Company is not permitted to effect the exchange offer;
•the exchange offer is not consummated by the 395th day following February 24, 2025;
•you have participated in the exchange offer but do not receive exchange notes on the date of the exchange (other than due solely to your status as an affiliate of the Company within the meaning of the Securities Act) and notify the Company within 10 days of first becoming aware of such restrictions (but in any event no later than 20 days after consummation of the exchange offer); and
•you hold initial notes that are part of an unsold allotment from the original sale of the initial notes and request us to register such notes within 20 days after the consummation of the exchange offer.
In these cases, the Registration Rights Agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act, any initial notes that remain outstanding after completion of the exchange offer.
Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Exchange Offer.”

Resales
Based on interpretations by the staff of the SEC set forth in previous no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as:
•you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;
•the exchange notes acquired by you are being acquired in the ordinary course of business;
•you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;
•you are not an affiliate, as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
•if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and
•if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.
We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.
Any holder of initial notes who is an affiliate of the Company or does not acquire the exchange notes in the ordinary course of its business cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters, and must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. We will not assume, nor will we indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any exchange notes issued in the exchange offer absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

Please refer to the sections of this prospectus titled “Terms of the Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers
If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market-making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from us in the initial offering and not as a result of market-making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes
The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the notes.

Issuer	Rollins, Inc.

Exchange Notes	$500,000,000 aggregate principal amount of 5.250% Senior Notes due 2035. The form and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture. The exchange notes will bear a different CUSIP number than the initial notes.

No Guarantee	The initial notes are currently not, and the exchange notes will not be, guaranteed.

Maturity Date	The exchange notes will mature on February 24, 2035.

Interest Rate	The interest rate per annum on the exchange notes will be 5.250%.

Interest Payment Dates	Interest on the exchange notes will be payable semi-annually in arrears on February 24 and August 24 of each year, beginning on August 24, 2025.

Ranking	The exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness, including borrowings under our Credit Facility. The exchange notes will be effectively junior to any existing or future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables) of each of our subsidiaries.

Optional Redemption	We may at our option redeem the exchange notes, at any time, in whole or from time to time in part, at the redemption prices described under “Description of the Notes—Optional Redemption.”

Change of Control Repurchase Event
If we experience a “Change of Control Repurchase Event” (as defined in this prospectus), unless we have exercised our option to redeem the exchange notes in whole, we will be required to offer to purchase the exchange notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event.”

Book-Entry Form and Denomination	We will issue the exchange notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the exchange notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking S.A. and Euroclear Bank SA/NV will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus, owners of beneficial interests in the exchange notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive exchange notes in definitive form and will not be considered holders of notes under the indenture. The exchange notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Absence of a Public Market for the Exchange Notes
The exchange notes are new securities for which there is no established market. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Exchange Offer—There is no active trading market for the exchange notes.”

Trustee	Regions Bank.

Governing Law	The exchange notes will be, and the indenture is, governed by and construed in accordance with the laws of the State of New York.

Risk Factors	For a discussion of risk factors you should carefully consider before deciding to purchase the exchange notes, see “Forward-Looking Statements” and “Risk Factors.”

RISK FACTORS
An investment in the notes involves certain risks. Before making an investment decision, you should carefully consider the following risks and all of the other information included in this prospectus and the documents incorporated by reference herein. In particular, before deciding whether to invest in the notes, you should carefully consider the risk factors and the discussion of risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as the other information included or incorporated by reference in this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated by reference herein.
Risks Related to the Notes
The incurrence of additional indebtedness could adversely affect us, including by decreasing our business flexibility and increasing our interest expense.
As of March 31, 2025, our consolidated indebtedness was approximately $500 million, and we had approximately $918 million of availability under our Credit Facility. An increase in our indebtedness may, among other things, reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs. In addition, the amount of cash required to pay interest on our indebtedness, and thus the demands on our cash resources, has increased as a result of the offering of the notes.
The notes are our senior unsecured obligations and structurally subordinated to the existing and future liabilities of our subsidiaries.
The notes are our senior unsecured and unsubordinated obligations and rank equally in right of payment with all of our other existing and future senior and unsubordinated obligations, including borrowings under our Credit Facility. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.
The notes will not be guaranteed by any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Holders of the notes will not have a direct claim on assets of our subsidiaries so long as such subsidiaries do not guarantee the notes and the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.
Negative covenants in the indenture will have a limited effect.
The indenture that governs the notes contains only limited negative covenants that will apply to us and certain of our subsidiaries. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of worth, revenues, income, cash flows or liquidity. Accordingly, the indenture will not protect holders of the notes in the event we experience significant adverse changes in our financial condition or results of operations. In light of the limited negative covenants applicable to the notes, holders of the notes may be structurally or contractually subordinated to new lenders. In addition, if we incur additional indebtedness, our business could be adversely affected, which may prevent us from fulfilling our obligations with respect to our debt, including the notes.
Our credit ratings may not reflect all risks of your investments in the notes or the exchange notes.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may not be able to repurchase the notes upon a change of control.
Upon the occurrence of a Change of Control Repurchase Event (as defined in the “Description of the Notes”), each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase. The terms of our Credit Facility and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the notes in certain circumstances. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.
Risks Related to the Exchange Offer
The initial notes are subject to transfer restrictions.
The exchange notes will be registered pursuant to a registration statement filed with the SEC of which this prospectus forms a part. On the other hand, we have not registered the initial notes under the Securities Act. Consequently, the initial notes may not be offered or sold in the United States unless they are registered or transferred pursuant to an exemption from registration under the Securities Act. As a result, holders of the initial notes who do not participate in the exchange offer will face additional restrictions on the resale of their initial notes as compared to the exchange notes, and such holders may not be able to sell their initial notes at the time they wish or at prices acceptable to them. In addition, we do not currently anticipate that we will register the initial notes under the Securities Act and, if you are eligible to exchange your initial notes in the exchange offer and do not exchange your initial notes in the exchange offer, you will no longer be entitled to have those initial notes registered under the Securities Act pursuant to the Registration Rights Agreement, subject to limited exceptions.
The issuance of the exchange notes may adversely affect the market for the initial notes.
To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of the exchange offer may be substantially limited. After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there will be fewer initial notes outstanding. The reduced liquidity may also make the trading prices of the remaining initial notes lower and more volatile. Please refer to the section in this prospectus entitled “Terms of the Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.” Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.
Any broker-dealer that exchanges its initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.
In addition to broker-dealers, any noteholder that exchanges its initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

There is no active trading market for the exchange notes.
The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or, if developed, that it will continue or that you will be able to sell your exchange notes at a particular time or at favorable prices. We have not applied, and do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.
The liquidity of any market for the exchange notes is subject to a number of factors, including:
•the number of holders of exchange notes;
•our operating performance and financial condition;
•our ability to complete the exchange offer;
•the market for similar securities;
•the interest of securities dealers in making a market in the exchange notes; and
•prevailing interest rates.
You must comply with the exchange offer procedures in order to receive freely tradable exchange notes.
Delivery of the exchange notes in exchange for the initial notes tendered and accepted for exchange pursuant to the exchange offer will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of the initial notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of initial notes for exchange. The method of delivery of initial notes and all other required documents to the exchange agent is at the election and risk of the holders of the initial notes. If you are eligible to participate in the exchange offer and do not tender your initial notes or if we do not accept your initial notes because you did not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the initial notes. In general, you may only offer or sell the initial notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the Registration Rights Agreement, we do not currently anticipate that we will register under the Securities Act, any initial notes that remain outstanding after the exchange offer.
Consummation of the exchange offer may be delayed or may not occur.
The exchange offer is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer are completed, they may not be completed on the timing described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time such holders will not be able to effect transfers of their initial notes tendered in the exchange offer. Until we announce whether we have accepted valid tenders of initial notes for exchange pursuant to the exchange offer, no assurance can be given that the exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate the exchange offer at any time before our announcement of whether we will accept valid tenders of initial notes for exchange pursuant to the exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.
Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.
Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making the exchange offer solely to satisfy our obligations under the Registration Rights Agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled and, as a result, the issuance of the exchange notes will not result in any increase in our indebtedness.

TERMS OF THE EXCHANGE OFFER
Purpose of the Exchange Offer
On February 24, 2025, we completed an offering of the initial notes in a private transaction not requiring registration under the Securities Act. In connection with the offering of the initial notes, we entered into the Registration Rights Agreement in which we agreed, among other things, to use commercially reasonable efforts to complete and exchange offer with respect to the initial notes within 395 days of the issuance date of the initial notes. The purpose of the exchange offer is to satisfy our obligations under the Registration Rights Agreement.
The exchange offer is not being made to holders of the initial notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. See “Incorporation by Reference.”
Terms of the Exchange Offer
Upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, we are offering to exchange our initial notes for a like aggregate principal amount of our exchange notes.
The exchange notes that we propose to issue in the exchange offer will be substantially identical to the form and terms of our initial notes in all material respects, except that, unlike our initial notes, the exchange notes (i) have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being a broker-dealer and (ii) are not entitled to the registration rights applicable to the initial notes under the Registration Rights Agreement relating to the initial notes. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”
We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of the exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offer or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of the exchange offer.
Expiration Date; Extensions; Amendments; Termination
The exchange offer will expire at 5:00 p.m., New York City time, on June 4, 2025, unless we extend the exchange offer in our sole discretion. The expiration date of the exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.
We expressly reserve the right to delay acceptance of any initial notes, extend or terminate the exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.
We also expressly reserve the right, in our sole discretion:
•to delay accepting for exchange any initial notes due to an extension of the relevant exchange offer(s);
•to extend the exchange offer or to terminate the exchange offer and to refuse to accept initial notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or
•subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of the initial notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant initial notes of such amendment.
Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make a material change to the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant initial notes. In addition, we will extend the relevant exchange offer for an additional five to 10 business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of the exchange offer.
Procedures for Tendering Initial Notes
Proper Execution and Delivery of Letters of Transmittal
To tender your initial notes in the exchange offer, you must use one of the two alternative procedures described below:
(1)Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal.
Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.
(2)Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company (“DTC”) in accordance with DTC’s Automatic Tender Offer Program (“ATOP”) system procedures for book-entry transfer described under “— Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.
The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.
Only a holder of initial notes may tender initial notes in the exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.
If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:
(1)a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”);
(2)a commercial bank or trust company having an office or correspondent in the United States; or
(3)an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:
(a)by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or
(b)for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.
If the letter of transmittal or any bond powers are signed by:
(1)the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.
(2)a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.
(3)a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.
(4)trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.
To tender your initial notes in the exchange offer, you must make the following representations:
(1)you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
(2)any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;
(3)you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;
(4)you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
(5)if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

(6)if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.
You must also warrant that the acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the Registration Rights Agreement relating to the initial notes.
To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the ATOP system. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.
Book-Entry Delivery Procedure
Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the ATOP system. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.
A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date. Other than as described herein pursuant to DTC’s ATOP procedures, delivery of documents to DTC does not constitute delivery to the exchange agent.
No Guaranteed Delivery Procedure
We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration date.
Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes
Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.
We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message pursuant to DTC’s ATOP procedures.
All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.
We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to the exchange offer relating to the obligations of broker-dealers, which we will not waive. If we waive a condition to the exchange offer, the waiver will be applied equally to all note holders with respect to the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the defects and irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.
If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.
We will issue the exchange notes in exchange for the initial notes tendered only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message pursuant to DTC’s ATOP procedures, in each case, in form satisfactory to us and the exchange agent.
If any tendered initial notes are not accepted for any reason provided by the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.
By tendering into the exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered initial notes. This appointment will be effective only when, and to the extent that we accept your notes in the exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the initial notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer at the address provided below under “—Exchange Agent” or, in the case of book-entry accounts by eligible institutions, a properly transmitted “Request Message” through DTC’s ATOP system.
Any notice of withdrawal must:
(1)specify the name of the person having tendered the initial notes to be withdrawn;
(2)identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3)other than a notice transmitted through DTC’s ATOP system, be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;
(4)specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and
(5)if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in the exchange offer.
The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of the exchange offer.
You may retender properly withdrawn initial notes in the exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any initial notes, and we may terminate the exchange offer as provided in this prospectus before accepting any initial notes for exchange, if (i) we determine in our sole discretion the exchange offer would violate any applicable law or applicable interpretations of the staff of the SEC, (ii) an action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency which, in the Company’s judgment, might materially impair the ability of the Company to proceed with the exchange offer and, in the Company’s judgment, no material adverse development shall have occurred in any existing action or proceeding with respect to the Company, (iii) a government approval which the Company deems necessary for the consummation of the exchange offer has not been obtained or (iv) there are inaccuracies in the customary representations of the holders of the initial notes and other representations (including, but not limited to, those set forth in Section 2(a) of the Registration Rights Agreement) as may reasonably be necessary under applicable SEC rules, regulations or interpretations, the satisfaction by the holders of the initial notes of customary conditions relating to the delivery of the exchange notes and the execution and delivery of customary documentation relating to the exchange offer.
These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of the exchange offer. If we waive a condition to the exchange offer, the waiver will be applied equally to all note holders in the exchange offer. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.
If we determine that we may terminate the exchange offer because any of these conditions is not satisfied, we may:
(1)refuse to accept and return to their holders any initial notes that have been tendered;

(2)extend the exchange offer and retain all initial notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or
(3)waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”
Accounting Treatment
We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the initial note offering and the exchange offer over the term of the notes.
Exchange Agent
Regions Bank has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus to the exchange agent addressed as follows:
Regions Bank
By Regular, Registered or Certified Mail;
Hand or Overnight Delivery:
Regions Bank
Corporate Trust Department
1180 West Peachtree Street
Suite 1200
Atlanta, Georgia 30309
Attention: Kristine Prall
For Confirmation by Telephone:
(404) 581-3742
By Facsimile Transmission (for Eligible Institutions Only):
(404) 581-3770
Delivery to an address other than as set forth above does not constitute a valid delivery to the exchange agent.
Fees and Expenses
We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.
We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.
We have agreed to pay all expenses incident to the exchange offer other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of initial notes by a holder and we will indemnify the holders of the initial notes and the exchange notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of initial notes by a holder.

Absence of Dissenters’ Rights of Appraisal
Holders of the initial notes do not have any dissenters’ rights of appraisal in connection with the exchange offer.
Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences
The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with the exchange offer, or if you do not properly tender your initial notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
Upon completion of the exchange offer, due to the restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for the initial notes will be relatively less liquid than the market for exchange notes. Consequently, holders of initial notes who do not participate in the exchange offer could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes. The holders of initial notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of initial notes. You will not be able to require us to register your initial notes under the Securities Act unless:
•because of any change in law or in currently prevailing interpretations of the staff of the SEC, the Company is not permitted to effect the exchange offer;
•the exchange offer is not consummated by the 395th day following February 24, 2025;
•you have participated in the exchange offer but do not receive exchange notes on the date of the exchange (other than due solely to your status as an affiliate of the Company within the meaning of the Securities Act) and notify the Company within 10 days of first becoming aware of such restrictions (but in any event no later than 20 days after consummation of the exchange offer); and
•you hold initial notes that are part of an unsold allotment from the original sale of the initial notes and request us to register such notes within 20 days after the consummation of the exchange offer.
We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.
Delivery of Prospectus
Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF OTHER INDEBTEDNESS
Revolving Credit Facility
In February 2023, the Company entered into a credit agreement (the “Credit Agreement”) with, among others, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent (in such capacity, the “Administrative Agent”). In March 2025, the Company entered into Amendment No. 1 to the Credit Agreement (the “Amendment No. 1”), among the Company, JPMorgan Chase and the lenders party thereto, which amended the Credit Agreement with, among others, the Company and the Administrative Agent. The Amendment No. 1, among other things, released each of Orkin, LLC, Northwest Exterminating Co., LLC, Clark Pest Control of Stockton, Inc. and Hometeam Pest Defense, Inc. (collectively, the “Existing Guarantors”) as guarantors under the Credit Agreement. Following the release of the Existing Guarantors from their guarantees of the obligations under the Credit Agreement, no subsidiary of the Company guarantees the obligations under the Credit Agreement.
The Credit Agreement provides for a $1.0 billion revolving credit facility (the “Credit Facility”), which may be denominated in U.S. Dollars and other currencies, subject to a $400 million foreign currency sublimit. Rollins has the ability to expand its borrowing availability under the Credit Agreement in the form of increased revolving commitments or one or more tranches of term loans by up to an additional $750 million, subject to the agreement of the participating lenders and certain other customary conditions. The maturity date of the loans under the Credit Agreement is February 24, 2028.
Loans under the Credit Agreement bear interest, at Rollins’ election, at (i) for loans denominated in U.S. Dollars, (A) an alternate base rate (subject to a floor of 0.00%), which is the greatest of (x) the prime rate publicly announced from time to time by JPMorgan Chase, (y) the greater of the federal funds effective rate and the Federal Reserve Bank of New York overnight bank funding rate, plus 50 basis points, and (z) Adjusted Term SOFR for a one-month interest period, plus a margin ranging from 0.00% to 0.50% per annum based on Rollins’ consolidated total net leverage ratio; or (B) the greater of term SOFR for the applicable interest period plus 10 basis points (“Adjusted Term SOFR”) and zero, plus a margin ranging from 1.00% to 1.50% per annum based on Rollins’ consolidated total net leverage ratio; and (ii) for loans denominated in other currencies, such interest rates as set forth in the Credit Agreement.
The Credit Agreement contains customary terms and conditions, including, without limitation, certain financial covenants, including covenants restricting Rollins’ ability to incur certain indebtedness or liens, or to merge or consolidate with or sell substantially all of its assets to another entity. Further, the Credit Agreement contains a financial covenant restricting Rollins’ ability to permit the ratio of Rollins’ consolidated total net debt to EBITDA (as defined in the Credit Agreement) to exceed 3.50 to 1.00. Following certain acquisitions, Rollins may elect to increase the financial covenant level to 4.00 to 1.00 temporarily. The Company was in compliance with applicable financial debt covenants as of March 31, 2025.
As of March 31, 2025, the Company had no outstanding borrowings under the Credit Facility.
Commercial Paper Program
In March 2025, we established a commercial paper program under which we may issue unsecured commercial paper up to a total of $1 billion outstanding at any time, with maturities of up to 397 days from the date of issue. The net proceeds from the issuance of commercial paper are expected to be used for general corporate purposes. As of March 31, 2025, there were no outstanding borrowings under the commercial paper program.
Letters of Credit
The Company maintained $82.4 million in letters of credit as of March 31, 2025. These letters of credit are required by the Company’s insurance companies, due to the Company’s high-deductible insurance program, to secure various workers’ compensation and casualty insurance contracts coverage.

DESCRIPTION OF THE NOTES
On February 24, 2025, the initial notes were issued under an indenture dated February 24, 2025 (the “base indenture”), between Rollins Inc., the guarantors party thereto and Regions Bank, as trustee. On March 21, 2025, the base indenture was amended by a first supplemental indenture (collectively with the base indenture, the “indenture”) between us and Regions Bank, as trustee, to release the subsidiary guarantors under the terms of the indenture. The exchange notes will be issued under the indenture as a separate series of notes.
The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture and the notes, including the definitions therein of certain terms. Whenever particular provisions of or terms defined in the indenture are referred to, such provisions and defined terms are incorporated by reference as part of the statement made. References to “we,” “us,” “our” and the “Company” in this section are only to Rollins, Inc. and not to its subsidiaries.
General
We are offering to exchange the initial notes for $500 million aggregate principal amount of 5.250% Senior Notes due 2035. The exchange notes will mature on February 24, 2035, unless redeemed or repurchased prior to that date in accordance with the provisions set forth in “—Optional Redemption,” or “—Offer to Repurchase upon a Change of Control Repurchase Event” below. The exchange notes will be issued under the indenture.
The initial notes are, and the exchange notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior unsecured debt from time to time outstanding. The initial notes are not, and the exchange notes will not be, guaranteed. The notes will be structurally subordinated to all indebtedness and liabilities of our subsidiaries, including trade payables. Holders of the notes will not have a direct claim on assets of subsidiaries.
Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to us to do so. This means that your right as a holder of the notes will also be subject to the prior claims of these creditors if a subsidiary that is not a subsidiary guarantor liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of such a subsidiary, your claims will be recognized behind these creditors.
The exchange notes will be effectively junior to any existing or future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness. As of March 31, 2025, our only indebtedness outstanding on a consolidated basis comprised of $500 million aggregate principal amount of the initial notes, none of which was secured. We also had $918 million available for borrowing under our Credit Facility on March 31, 2025.
The indenture does not limit the amount of notes that we may issue under the indenture. We may from time to time, without giving notice to or seeking the consent of the holders of the notes offered hereby, issue additional notes having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the notes offered hereby. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of debt securities under the indenture; provided, however, that we will use a separate CUSIP for any such additional debt securities that are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes.
The exchange notes will bear interest at the rate of 5.250% per annum from the most recent interest payment date to which interest has been paid or provided for (or if no interest has been paid or duly provided for, from the issue date of the initial notes).
The holders of the initial notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those initial notes from the last interest payment date on which interest was paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the initial notes)

on such initial notes to the date of issuance of the exchange notes. Interest on the initial notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest on each exchange note will accrue (i) from the later of (A) the last interest payment date on which interest was paid on the initial note surrendered in exchange therefor or (B) if the initial note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (ii) if no interest has been paid on such initial note, from the original issue date of the initial notes.
We will make interest payments on the notes semi-annually in arrears on February 24 and August 24 of each year, beginning August 24, 2025 to the holders of record at the close of business on the immediately preceding February 9 and August 9, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
If an interest payment date, the stated maturity date, or any earlier redemption date or the repurchase date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, redemption date, repurchase date or the maturity date, as the case may be, to the date the payment is made. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.
As used in this prospectus, a business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City.
The initial notes were, and the exchange notes will be, issued only in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement,” the notes will not be issuable in certificated form.
Optional Redemption
We may redeem the notes at any time prior to November 24, 2034 (three months prior to their maturity) (such date, the “Par Call Date”), at any time in whole or from time to time in part, in each case at our option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(i)100% of the principal amount of the notes to be redeemed; and
(ii)the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, less interest accrued to the redemption date, plus, in either case, accrued and unpaid interest, if any, to but excluding the redemption date.
In addition, at any time and from time to time, on or after the Par Call Date, we may redeem the notes at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.
For purposes of the optional redemption provisions of the notes, the following will be applicable:
“Treasury Rate” means, with respect to any redemption date with respect to the notes, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 (TCM)”). In determining the Treasury Rate, we will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If, on the third business day preceding the redemption date H.15 (TCM) or any successor designation or publication is no longer published, we will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we will select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time of such United States Treasury security and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
The calculation or determination of the redemption price shall be made by us or on our behalf by such person as we shall designate. The calculation or determination of the redemption price shall not be the obligation or responsibility of the trustee or paying agent.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) at least 10 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
Notice of any redemption of notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.
We shall notify holders of any such rescission as soon as practicable after we determine that such conditions precedent will not be able to be satisfied or we are not able or willing to waive such conditions precedent, in each case subject to policies and procedures of DTC (or any successor depositary). In any event, we shall provide written notice to the trustee prior to the close of business on the business day prior to the relevant redemption date if any such redemption has been rescinded or delayed, and upon receipt of such notice the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price as set forth above under “—Optional Redemption.”
Sinking Fund
The initial notes are not, and the exchange notes will not be, entitled to any sinking fund.
Offer to Repurchase upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes in whole as described above, we will make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of such holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase.
Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction or transactions that constitute or may constitute a Change of Control, we will mail a notice to each holder of notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:
•accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;
•deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the trustee for cancellation the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being repurchased by us.
The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.
Definitions
“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us, one of our subsidiaries or one or more Permitted Holders (as defined below);
(2)the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or
(3)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us, one or more of our wholly owned subsidiaries or any Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company; and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the issue date of the initial notes; or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).
Under a Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a Change of Control Repurchase Event that would trigger your right to require us to repurchase the notes as described above.
“Existing Stockholders” means (a) Gary W. Rollins, Amy R. Kreisler, Pamela R. Rollins and Timothy C. Rollins, and any of their respective spouses and lineal descendants, (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of the persons referred to in clause (a), (c) (i) the Gary W. Rollins Voting Trust U/A dated September 14, 1994, (ii) the R. Randall Rollins Voting Trust U/A dated August 25, 1994, (iii) Rollins Holding Company, Inc., (iv) RCTLOR, LLC, (v) RFA Management Company, LLC, (vi) The Margaret H. Rollins 2014 Trust, (vii) RFT Investment Company, LLC, and (viii) the 2007 GWR Grandchildren’s Partnership, and (d) LOR, Inc.
“Fitch” means Fitch Ratings and its successors.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Management Stockholders” means the members of management of the Company (or any Parent Entity) or its Subsidiaries who are holders of capital stock of the Company or of any Parent Entity on the issue date of the initial notes.
“Parent Entity” means any direct or indirect parent of the Company.
“Permitted Holders” means, collectively, (i) the Existing Stockholders, (ii) the Management Stockholders (including any Management Stockholders holding capital stock through an equityholding vehicle), (iii) any person who is acting solely as an underwriter in connection with a public or private offering of capital stock of any Parent Entity or the Company, acting in such capacity, (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any holding company, Permitted Plan or any person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, persons referred to in subclauses (i) through (iii), collectively, have beneficial ownership of more than 50% of the total voting power of the voting stock of the

Company or any Parent Entity held by such group and (v) any Permitted Plan. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of the indenture, will thereafter, together with its affiliates, constitute an additional Permitted Holder.
“Permitted Plan” means any employee benefits plan of the Company or any of its affiliates and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
“Rating Agency” means (1) each of Fitch and S&P; and (2) if either Fitch or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch or S&P, or both, as the case may be.
“S&P” means S&P Global Ratings Inc., and its successors.
Certain Covenants of the Company
You can find the definitions of certain terms used in this section under “—Certain Definitions.”
Restrictions on Liens
The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as “Debt”) if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a “mortgage”) upon any Operating Property (as defined below) of the Company or any Restricted Subsidiary or any shares of stock or Debt of any Restricted Subsidiary, whether owned at the date of the issuance of the notes or thereafter acquired, without effectively securing the notes equally and ratably with such Debt for at least the period such other Debt is so secured unless, after giving effect thereto, the aggregate amount of all Debt so secured (not including Debt permitted in clauses (1) through (7) in the following sentence), together with all Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions involving Operating Properties pursuant to clause (2) under “—Restrictions on Sale and Leaseback Transactions” in existence at such time would not exceed 15% of Consolidated Net Tangible Assets (as defined below).
The foregoing restriction does not apply to, and therefore shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by:
(1)mortgages on Operating Property, shares of stock or Debt of any entity existing at the time such entity becomes a Restricted Subsidiary; provided that such mortgages are not incurred in anticipation of such entity’s becoming a Restricted Subsidiary;
(2)mortgages on Operating Property, shares of stock or Debt existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on Operating Property, shares of stock or Debt to secure any Debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of Operating Property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Operating Property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;
(3)mortgages to secure Debt owing to the Company or to a Restricted Subsidiary;
(4)mortgages on Operating Property, shares of stock or Debt existing at the date of the initial issuance of the notes;
(5)mortgages on Operating Property, shares of stock or Debt of a person existing at the time such person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;
(6)mortgages on Operating Property, shares of stock or Debt in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Operating Property subject to such mortgages; or
(7)extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the foregoing clauses (1) through (6); provided, however, that the principal amount of Debt secured thereby will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs, payable in connection with any such extension, renewal or replacement.
Restrictions on Sale and Leaseback Transactions
Sale and Leaseback Transactions by the Company or any Restricted Subsidiary with a third party of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 60 months and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless the net proceeds of such Sale and Leaseback Transactions are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the Operating Property to be leased and:
(1)the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled, as described in clauses (1) through (7) of the second paragraph under the caption “— Restrictions on Liens” herein, without equally and ratably securing the notes, to issue, assume or guarantee Debt secured by a mortgage on such Operating Property;
(2)the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transactions (other than such Sale and Leaseback Transactions as are referred to in clause (1) or (3) of this paragraph), plus the aggregate principal amount of Debt secured by mortgages on Operating Properties then outstanding (excluding any such Debt secured by mortgages described in clauses (1) through (7) of the second paragraph under the caption “— Restrictions on Liens” herein) which do not equally and ratably secure the notes, would not exceed 15% of Consolidated Net Tangible Assets; or
(3)the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Operating Property (as determined in good faith by the Board of Directors of the Company) so sold and leased back at the time of entering into such Sale and Leaseback Transaction to
(a)retire (other than any mandatory retirement, mandatory repayment or sinking fund payment or by payment at maturity) notes or other Debt of the Company or a Restricted Subsidiary (other than Debt subordinated to the notes) having a Stated Maturity (as defined in the indenture) more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application or
(b)purchase, construct or develop one or more Operating Properties (other than that involved in such Sale and Leaseback Transaction);
provided that the amount to be so applied pursuant to clause (3) will be reduced by the principal amount of notes delivered within 180 days after such sale or transfer to the trustee for retirement and cancellation.

Restricted and Unrestricted Subsidiaries
The restrictive provisions described above under “—Certain Covenants of the Company” are applicable to the Company and its Restricted Subsidiaries and do not apply to Unrestricted Subsidiaries. The assets and liabilities of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the indenture.
“Restricted Subsidiaries” are all Subsidiaries other than Unrestricted Subsidiaries.
“Unrestricted Subsidiaries” are defined as (1) any Subsidiary substantially all of whose physical properties are located, or substantially all of whose business is carried on, outside the United States, the United Kingdom, Australia, Singapore, Mexico and Canada, (2) any finance Subsidiary and (3) any Subsidiary of an Unrestricted Subsidiary. In addition, the Board of Directors may designate any other Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any mortgage on any Operating Property of, the Company or any Restricted Subsidiary of the Company; provided that the Subsidiary to be so designated has total assets at the time of such designation of $5 million or less.
The term “Subsidiary” means, among other things, any corporation or other entity of which the Company directly or indirectly owns or controls more than 50% of the total voting power of the shares of capital stock (or equivalent) entitled to vote in the election of directors (or equivalent).
Neither the Company nor any Restricted Subsidiary may transfer an Operating Property or shares of stock or Debt of a Restricted Subsidiary to an Unrestricted Subsidiary.
An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless, after giving effect thereto, the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by mortgages which would otherwise be subject to the restrictions described under “—Certain Covenants of the Company— Restrictions on Liens” and the Attributable Debt in respect of all Sale and Leaseback Transactions pursuant to clause (2) under “—Certain Covenants of the Company—Restrictions on Sale and Leaseback Transactions” in existence at such time does not at the time exceed 15% of Consolidated Net Tangible Assets.
Certain Definitions
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s latest audited consolidated balance sheet contained in the Company’s most recent annual report to its stockholders prior to the time as of which Consolidated Net Tangible Assets will be determined.
“Operating Property” means any manufacturing or processing plant, warehouse or distribution center, together with the land upon which it is situated, located within the United States, the United Kingdom, Australia, Singapore, Mexico or in Canada and owned and operated now or hereafter by the Company or any Restricted Subsidiary and having a net book value on the date as of which the determination is being made of more than 1.0% of Consolidated

Net Tangible Assets other than property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.
“United States” and “U.S.” means the United States of America (including the States and the District of Columbia), its territories and its possessions and other areas subject to its jurisdiction.
Form, Exchange and Transfer
As the initial notes are, and the exchange notes will be, represented by one or more global securities, the notes will not be transferable or exchangeable except in the limited circumstances set forth in the indenture.
Further, if the Company redeems, in whole or in part, the notes, the Company will not be required to (i) register, transfer or exchange any note during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of any notes selected for redemption and ending at the close of business on the day of such transmission or (ii) register, transfer or exchange any note so selected for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.
Payment and Paying Agents
Payment of interest on a note on any interest payment date will be made to the person in whose name such note (or one or more predecessor securities) is registered at the close of business on the record date for such interest.
The trustee will initially act as paying agent for the notes. We may change the paying agent without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent. For so long as the notes are represented by one or more global securities, all payments of principal, premium, if any, and interest will be made through the paying agent by wire transfer to DTC or its nominee, as the case may be, as the registered owner of the global securities in accordance with DTC procedures. In the event that definitive notes are issued, all payments of principal, premium, if any, and interest will be made through the paying agent by wire transfer to the accounts of the registered holders of such definitive notes; provided that we may elect to make such payments at the office of the paying agent at 1180 West Peachtree Street, Suite 1200, Atlanta, Georgia 30309, Attention: Corporate Trust Department, or by check mailed to the registered holders.
Merger, Consolidation and Sale of Assets
The Company will not consolidate with or merge into another corporation or other entity or sell, convey, transfer or lease all or substantially all its assets to another corporation or other entity, unless:
(1)the corporation or other entity formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer or lease is made (A) is incorporated or otherwise organized under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by supplemental indenture, executed and delivered by such corporation or other entity, all of the obligations of the Company under the indenture and the notes; and
(2)immediately after giving effect to such consolidation, merger, sale, conveyance, transfer or lease, no default or Event of Default shall have occurred and be continuing.
Clause (2) of the immediately preceding sentence will not apply to (X) any sale, conveyance, transfer or lease between the Company and one or more of its subsidiaries, (Y) any merger of the Company into one of its subsidiaries or (Z) any merger of the Company into one of its affiliates for the purpose of reincorporating or reorganizing.
The surviving or successor entity formed by any such consolidation or into which the Company is so merged or to which such sale, conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor entity had been named as the Company in the indenture, and thereafter, except in the case of a lease, the Company will be relieved of and discharged from all obligations and covenants under the indenture and the notes.

Events of Default
The indenture defines an Event of Default with respect to the notes as being any one of the following events:
(1)default in the payment of any installment of interest on the notes as and when the same become due and payable and continuance of such default for a period of 30 days;
(2)default in the payment of principal or premium, if any, with respect to the notes as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required purchase or otherwise;
(3)failure on the part of the Company or any subsidiary guarantor to comply with any of the covenants or agreements on the part of the Company or any subsidiary guarantor, as the case may be, in the indenture, or in any supplemental indenture with respect to the notes (other than a covenant a default in the performance of which is otherwise specifically dealt with) and such failure continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company or any subsidiary guarantor, as the case may be to remedy the same has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes at the time outstanding;
(4)indebtedness for money borrowed of the Company or any Restricted Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated prior to its stated final maturity by the holders thereof because of a default, the total principal amount of such indebtedness unpaid or accelerated exceeds $50 million or the United States dollar-equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded or annulled for 30 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes at the time outstanding;
(5)the Company or any of its Significant Subsidiaries (as defined below), or any subsidiary guarantor (1) voluntarily commences any proceeding or files any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consents to the institution of, or fails to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (3) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company any such Significant Subsidiary, or any subsidiary guarantor or for a substantial part of its property, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) makes a general assignment for the benefit of creditors, (6) admits in writing its inability to pay, or fails generally to pay, its debts as they become due or (7) takes any comparable action under any foreign laws relating to insolvency;
(6)the entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Significant Subsidiaries, or a subsidiary guarantor, or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Significant Subsidiary or subsidiary guarantor or for a substantial part of any of their property (except any decree or order appointing such official of such Significant Subsidiary or subsidiary guarantor pursuant to a plan under which the assets and operations of such Significant Subsidiary or subsidiary guarantor are transferred to or combined with another one or more other Significant Subsidiaries or to or with the Company, or in the case of a subsidiary guarantor, to another subsidiary guarantor) or (3) the winding-up or liquidation of the Company, any such Significant Subsidiary or subsidiary guarantor (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Significant Subsidiary or subsidiary guarantor pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with one or more other Significant Subsidiaries or Subsidiaries or to or with the Company, or in the case of a subsidiary guarantor, to another subsidiary guarantor), and such order or decree continues unstayed and in effect for 90 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 90 consecutive days; or
(7)any guarantee of the notes of a subsidiary guarantor shall for any reason cease to be, or be asserted in writing by the Company or any subsidiary guarantor not to be, in full force and effect, and enforceable in accordance with its terms, except as provided in the indenture.
If an Event of Default other than an Event of Default described in the fifth or sixth clauses above occurs and is continuing with respect to the notes, unless the principal and interest with respect to all the notes has already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of and interest on all the notes due and payable immediately. If an Event of Default described in the fifth or sixth clauses above occurs, unless the principal and interest with respect to all the notes has become due and payable, the principal of and interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.
If an Event of Default occurs and is continuing, the trustee will be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the notes or the indenture for the benefit of notes, to prosecute any such action or proceeding to judgment or final decree and to enforce any such judgment or final decree against the Company or any other obligor on the notes. In addition, if there are any pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the notes, or if a receiver, trustee or similar official has been appointed for its property, the trustee will be entitled and empowered to file and prove a claim for the whole amount of principal, premium, if any, and interest owing and unpaid with respect to the notes. No holder of any notes will have any right to institute any action or proceeding upon, under or with respect to the indenture, for the appointment of a receiver or trustee or for any other remedy, unless (1) such holder previously has given to the trustee written notice of an Event of Default with respect to the notes and of the continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute such action or proceeding with respect to such Event of Default and have offered to the trustee such security or indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby and (3) the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, has failed to institute such action or proceeding and no direction inconsistent with such written request has been given to the trustee pursuant to the provisions of the indenture.
Prior to the acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes at the time outstanding may, on behalf of the holders of all the notes, waive any past default or Event of Default and its consequences for the notes, except (1) a default in the payment of the principal, premium, if any, or interest with respect to such notes or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected thereby. In the case of any such waiver, such default will cease to exist, any Event of Default arising therefrom will be deemed to have been cured for all purposes and the Company, the trustee and the holders of the notes will be restored to their former positions and rights under the indenture.
The trustee is required to give, within 90 days after the occurrence of a default actually known to a responsible officer of the trustee with respect to the notes of each series, to the holders of the notes notice of all defaults with respect to the notes so known to it, unless such defaults have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium, if any, or interest with respect to the notes or in the making of any sinking fund or purchase fund payment with respect to the notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such notes.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the issue date of the initial notes.

Modification and Waiver
The indenture provides that, with the consent of the holders of a majority in aggregate principal amount of the outstanding notes, the Company, the subsidiary guarantors and the trustee may enter into an indenture or supplemental indentures for the purpose of modifying or changing the indenture or the rights of the holders of the notes; provided, however, that no such supplemental indenture may, without the consent of the holder of each outstanding note, (1) extend the stated maturity of the principal of, or any installment of interest on, any note, (2) reduce the principal amount of or the interest on or any premium payable upon redemption of any note, (3) change the place of payment where, or the currency in which the principal of and premium, if any, or interest on such note is denominated or payable, (4) alter the provisions with respect to the redemption or repurchase of such note, (5) reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of maturity, (6) impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), (7) reduce the percentage in principal amount of the outstanding notes that is required for a supplemental indenture or waiver or (8) waive an Event of Default in the payment of principal of, or interest or premium, if any, on any note.
The holders of at least a majority of the principal amount of the outstanding notes may on behalf of the holders of all the notes waive compliance by the Company with certain restrictive provisions of the indenture.
The indenture also permits the Company and the trustee to amend the indenture in certain circumstances, without the consent of the holders of the notes, to evidence the merger of the Company, a subsidiary guarantor or the replacement of the trustee, to add covenants for the benefit of the holders of the notes, to provide collateral with respect to the notes, to provide for guarantees of the notes, to release any guarantor of the notes in accordance with the terms of the indenture, to conform the indenture to this “Description of the Notes,” to cure any ambiguity or correct any provisions that are defective or inconsistent with any other provision of the indenture or notes or any guarantee and for certain other purposes.
Legal Defeasance and Covenant Defeasance
The indenture provides that, at the Company’s option, either (1) the Company will be deemed to have been discharged from its obligations with respect to the notes on the first day after the applicable conditions set forth below have been satisfied or (2) the Company will be deemed to have effected covenant defeasance with respect to the notes at any time after the applicable conditions set forth below have been satisfied:
(a)the Company has deposited or caused to be deposited irrevocably with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes (i) money in an amount, or (ii) U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient to pay and discharge each installment of principal of and premium, if any, and interest on, the outstanding notes on the dates such installments of interest or principal and premium are due, accompanied, except in the event of clause (i) of this subparagraph (a), by a report as to the sufficiency of the amount deposited from an independent certified accountant or other financial professional of national standing;
(b)no default with respect to the notes has occurred and is continuing on the date of such deposit (other than a default resulting from the borrowing of funds and the grant of any related lien to be applied to such deposit); and
(c)the Company has delivered to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the Company’s exercise of its option and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of the notes being discharged, accompanied by a ruling to that effect received from or published by the United States Internal Revenue Service (the “IRS”).

Satisfaction and Discharge
The indenture will be discharged, and will cease to be of further effect, as to the notes when:
(a)either:
(i)all of the notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and the notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, have been delivered to the trustee for cancellation; or
(ii)all of the notes that have not been delivered to the trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and, in the case of the provisions described in (A), (B) or (C), as applicable, of this clause (ii), the Company has irrevocably deposited or caused to be irrevocably deposited with the trustee or paying agent as trust funds in trust (i) money in an amount, or (ii) U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient to pay and discharge the entire indebtedness on the notes for principal and premium, if any, and interest to the date of such deposit (in the case of notes that have become due and payable) or the stated maturity or redemption date, as the case may be; and
(b)the Company has paid or caused to be paid all other sums payable by it under the indenture with respect to the notes.
In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.
The Trustee
Regions Bank has been appointed by the Company to act as the trustee for the initial notes and will be appointed as a trustee for the exchange notes. The trustee has also been appointed to initially act as paying agent and registrar with regard to the notes.
The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with the company; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee, or resign. The company maintains customary banking relationships with Regions Bank. In the ordinary course of business, the trustee and affiliates of the trustee have engaged and may in the future engage in commercial banking transactions with the Company and its affiliates.
Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder of the notes, unless such holder shall have offered to the trustee indemnity or security reasonably satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
The statements contained in this prospectus and in the notes shall be taken as statements of the company, and the trustee shall assume no responsibility for the correctness or the adequacy of any such statements. The trustee makes no representations or warranties regarding the notes or the adequacy or accuracy of this prospectus. The trustee shall not be accountable for the use or application of the notes or the proceeds thereof.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Company, and no director, officer, employee, incorporator, member or stockholder of or any subsidiary of the Company, as such, will have any liability for any obligations of the Company and the subsidiary guarantors under the notes, or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Notices
Any notice required to be given to a holder of a note may be mailed to the holder at such holder’s address appearing in the security register; provided that in the event of suspension of regular mail service or by reason of any other cause it shall be impracticable to give notice by mail, then such notification as shall be given with the approval of the trustee shall constitute sufficient notice for every purpose under the indenture. Notice of any event (including any notice of redemption or repurchase) to a holder of a note represented by a global security (whether by mail or otherwise) will be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.
Book-Entry Delivery and Settlement
Global Notes
The initial notes were offered and sold to qualified institutional buyers in reliance on Rule 144A and in offshore transactions to non-U.S. persons in reliance on Regulation S. The initial notes were issued in registered, global form. The exchange notes will also be issued in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes have been and will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
DTC
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of the Company, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
We expect that under procedures established by DTC:
•upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and
•ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Direct Participants.
The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a Direct or Indirect Participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.
Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes, or any acts or omissions of DTC.
Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit Direct Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in the names of nominees for such owners. The participants will be responsible for those payments.
The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.
Certificated Notes
We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:
•DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•an Event of Default with respect to the notes has occurred and is continuing, and DTC requests the issuance of certificated notes; or
•we determine not to have the notes represented by a global note.
Neither the Company nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect DTC participant in identifying the beneficial owners of the notes. The Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes.
Governing Law
The Indenture and the inital notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the state of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to certain beneficial owners of notes that exchange their initial notes for exchange notes pursuant to the exchange offer. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, judicial decisions, published positions of the IRS and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect), which may result in U.S. federal income tax consequences different from those set forth below.
This discussion is not a complete analysis or listing of all the possible tax consequences of the acquisition, ownership and disposition of the notes and does not address all of the tax considerations that may be relevant to particular holders in light of their individual circumstances (such as the effects of section 451(b) of the Code conforming the timing of certain income accruals to certain financial statements) or the U.S. federal income tax consequences applicable to holders that may be subject to special treatment under U.S. federal income tax laws (such as real estate investment trusts, regulated investment companies, individual retirement or other tax-deferred accounts or qualified pension plans, brokers or dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or who hold their notes through a non-U.S. broker or other intermediary, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being taken into account on an applicable financial statement, certain former citizens or residents of the United States, insurance companies, expatriates, tax-exempt organizations, “controlled foreign corporations” or “passive foreign investment companies” (each within the meaning of the Code), persons subject to alternative minimum tax, or persons that are, or hold their notes through, partnerships or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold the notes as part of a straddle, hedge, conversion, synthetic security, wash sale, constructive sale or other integrated transaction for U.S. federal income tax purposes), all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any tax consequences other than U.S. federal income tax consequences, such as any non-U.S., U.S. federal non-income, state or local tax consequences. This summary deals only with holders who hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.
A “non-U.S. holder” means any beneficial owner of a note (as determined for U.S. federal income tax purposes) that is neither a “U.S. holder” nor a partnership or other pass-through entity. For purposes of this discussion, a “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is, or is treated as, a citizen or individual alien resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under Section 7701 of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
If any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes is a holder or beneficial owner of a note, the U.S. federal income tax treatment of a partner or other owner of the partnership or other pass-through entity will generally depend on the status of the partner or other owner and the activities of the partnership or other pass-through entity. Entities or arrangements classified as partnerships or other pass-through entities (and the owners thereof) are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
The Exchange Offer
The exchange of initial notes for exchange notes pursuant to the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes because the exchange notes should not be considered to differ materially from the initial notes. Accordingly, holders who exchange their initial notes for exchange notes in connection with the exchange offer should not recognize any taxable gain or loss as a result of such exchange and any such holder should have the same tax basis and holding period in its exchange notes as it had in its initial notes immediately before the exchange.
Certain Contingencies
Under certain circumstances, we may become obligated to make payments on the notes in excess of stated interest and principal. For example, we will become required to make an offer to purchase the notes for a purchase price equal to 101% of the principal amount (plus accrued and unpaid interest to the date of the repurchase) of any note after a change of control, as described in “Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event.” The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments,” which, if applicable, could cause the timing, amount and character of an investor’s income, gain or loss with respect to the notes to be different from the consequences discussed herein. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, “remote” or “incidental” contingencies (determined as of the date the notes are issued) are ignored. We believe the possibility of making additional payments on the notes is remote and/or incidental. Therefore, we intend to treat the possibility of the payment of such additional amounts as not resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our treatment will be binding on all investors, except an investor that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the IRS, which may take a contrary position and assert that the notes should be treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. Investors are urged to consult their tax advisors regarding the potential application to the notes of the rules regarding contingent payment debt instruments and the consequences thereof.
U.S. Holders
Stated Interest
The stated interest on the notes generally will be taxed as ordinary interest income that is included in the U.S. holder’s gross income at the time it accrues or is received in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. If the notes are issued at a discount of more than a “de minimis” amount (specifically, the de minimis amount is less than 0.25% of the principal amount of the notes multiplied by the number of complete years to maturity), a U.S. Holder will be required to include the discount in income as original issue discount for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is no more than a de minimis amount for U.S. federal income tax purposes.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Upon a sale, exchange, redemption, retirement or other taxable disposition of the notes, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (1) the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than any amounts attributable to accrued and unpaid interest, which amounts will be treated as ordinary income to the extent not previously included in income) and (2) the U.S. holder’s adjusted tax basis in the notes. The amount realized by a U.S. holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption, retirement or other taxable disposition. The adjusted tax basis of the notes generally will be the amount such U.S. holder paid for the notes.
Gain or loss realized on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be capital gain or loss and will generally be long-term capital gain or loss if at the time of the sale, exchange, redemption, retirement or other taxable disposition the note has been held by the beneficial owner for more than one year. In general, long-term capital gains of a non-corporate U.S. holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations. Each U.S. holder is urged to consult its tax advisor regarding the deductibility of capital losses in its particular circumstances.

Tax on “Net Investment Income”
Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% additional tax on “net investment income” which includes, among other items, interest on and gains from the disposition of a note. Each U.S. holder is urged to consult its tax advisor regarding the applicability of this additional tax.
Backup Withholding and Information Reporting
In general, information reporting requirements will apply to payments of principal of, and stated interest on, a note, and the proceeds of any disposition (including a retirement or redemption) of a note before maturity, paid to U.S. holders other than certain exempt recipients, such as corporations and financial institutions. In general, a backup withholding tax (currently at the rate of 24%) may apply to any payments described in the preceding sentence if the U.S. holder is not otherwise exempt and such U.S. holder:
•fails to furnish its correct taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;
•fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. holder that it is subject to backup withholding (including because it has previously failed to properly report payments of interest or dividends); or
•otherwise fails to comply with applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder under the backup withholding rules will generally be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, so long as the required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
Non-U.S. Holders
Stated Interest
Subject to the discussions under “—Backup Withholding and Information Reporting” and “—FATCA” below, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on interest paid or accrued on a note if: (i) the interest is not effectively connected with a U.S. trade or business conducted by the non-U.S. holder (or, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the United States); and (ii) the non-U.S. holder satisfies the following requirements:
(1)such non-U.S. holder does not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of the Issuer’s voting stock;
(2)such non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is, directly or indirectly, related to the Issuer through stock ownership under the applicable provisions of the Code;
(3)such non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
(4)either (1) such non-U.S. holder provides to the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), signed under penalty of perjury, that includes such non-U.S. holder’s identifying information (i.e., name and address) and a certification that such non-U.S. holder is not a U.S. person or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holding the notes on behalf of such non-U.S. holder certifies, under penalties of perjury, that it has received such a certification (as mentioned in clause (1)) from the non-U.S. beneficial owner, and when required, provides the applicable withholding agent with a copy and otherwise complies with the applicable IRS requirements.
If a non-U.S. holder does not satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form) claiming an exemption from or reduction in U.S. federal withholding tax under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to U.S. federal withholding tax because it is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (in which case such interest will be subject to tax as discussed below).
The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for an exemption from or reduction in U.S. federal withholding tax, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Subject to the discussions under “—Backup Withholding and Information Reporting” and “—FATCA” below, a non-U.S. holder generally will not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note, unless:
(1)the non-U.S. holder holds the note in connection with the non-U.S. holder’s conduct of a U.S. trade or business (and, where required by an applicable treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the United States); or
(2)in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.
If the first exception applies, the non-U.S. holder generally will be subject to tax as discussed below in “—Effectively Connected Income”. If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.
To the extent that the amount realized on a sale, exchange, redemption, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, it generally will be treated in the same manner as described in “—Stated Interest” above.
Effectively Connected Income
If interest on a note or gain realized on the disposition of a note is effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States, such non-U.S. Holder generally will, subject to any applicable income tax treaty providing otherwise, be subject to U.S. federal income tax on such interest or gain on a net basis in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if such non-U.S. Holder is treated as a foreign corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if you satisfy the certification requirements described above.
Backup Withholding and Information Reporting
In general, information reporting requirements will apply to certain payments of interest, and proceeds from the sale, exchange, redemption, retirement or other taxable disposition paid to a non-U.S. holder and the tax withheld from those payments. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a non-U.S. holder is a resident, is established, or is engaged in a business under the provisions of an applicable income tax treaty or agreement.
Under some circumstances, Treasury regulations may require backup withholding on payments on the notes. Such backup withholding generally will not apply to payments on the notes made by us or the paying agent to a non-U.S. holder if the certification described above under “—Stated Interest” is timely received from the non-U.S. holder. Proceeds from the sale, exchange, retirement, redemption or other taxable disposition of a note made to or through a non-U.S. office of a non-U.S. broker without certain specified connections to the United States generally will not be subject to information reporting or backup withholding. Backup withholding is not an additional tax. A non-U.S. holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely matter.
Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.
FATCA
Sections 1471 through 1474 of the Code (“FATCA”) impose a 30% withholding tax on certain types of payments made to a foreign financial institution (whether such institution is the beneficial owner or an intermediary), unless the foreign financial institution enters into an agreement with the U.S. Department of the Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these and other reporting requirements, or unless the foreign financial institution is otherwise exempt from those requirements. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) unless the entity certifies that it does not have any substantial U.S. owners, the entity furnishes identifying information regarding each substantial U.S. owner or an exemption applies. Failure to comply with the additional certification, information reporting and other specified requirements imposed under FATCA could result in the 30% withholding tax being imposed on “withholdable payments.” For this purpose, “withholdable payments” include U.S. source payments, including payments of interest, otherwise subject to nonresident withholding tax (without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of such nonresident withholding tax) and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds of a sale or other taxable disposition (including a retirement or redemption) of certain equity or debt instruments of U.S. issuers (including the notes).
In December 2018, the U.S. Department of the Treasury released proposed Treasury Regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax imposed under FATCA on the gross proceeds of a sale or other disposition of a debt instrument. In its preamble to the proposed Treasury Regulations, the U.S. Department of the Treasury stated that taxpayers generally may rely on the proposed regulations until final regulations are issued.
Foreign financial institutions or non-financial foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules.
Prospective investors are urged to consult their own tax advisors regarding the possible impact of FATCA withholding rules in their own particular circumstances.
The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular beneficial owners in light of their particular circumstances and income tax situations. Holders are urged to consult their tax advisors as to the particular tax consequences to them of acquiring, owning and disposing of the notes, including the effects of any U.S. federal, state, local, non-U.S., or other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Rollins has agreed that, for a period of 90 days after the expiration date of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
Rollins will not receive any proceeds from any sale of exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 90 days after the expiration date of the exchange offer, Rollins will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Rollins has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes offered hereby.
EXPERTS
The financial statements of Rollins, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this Prospectus, and the effectiveness of Rollins, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The financial statements as of and for the year ended December 31, 2022, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. We have also filed a registration statement on Form S-4 (File No. 333-286769) under the Securities Act with respect to the exchange notes that will be offered in exchange for the initial notes. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our exchange notes, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference. Our filings with the SEC are available to the public at the internet website maintained by the SEC at http://www.sec.gov. You will also be able to obtain many of these documents, free of charge, from us by accessing our website at http://www.rollins.com under the “Investor Relations” link and then the “SEC Filings” link. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

OFFER TO EXCHANGE THE NOTES SET FORTH BELOW
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
FOR
ANY AND ALL OUTSTANDING INITIAL NOTES

EXCHANGE NOTES	INITIAL NOTES
$500,000,000 5.250% Notes due 2035 (CUSIP No. 775711 AC8)	$500,000,000 5.250% Notes due 2035 (CUSIP Nos. 775711 AA2 and U77543 AA1)
PROSPECTUS
May 6, 2025